UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2012

usell.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50494	98-0412432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 North Ocean Blvd., Suite 306 Deerfield Beach, Florida	33441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 915-1550

Former Address: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 6, 2012, pursuant to a comment letter issued by the Staff of the Securities and Exchange Commission (the “SEC”) relating to the Form 10-Q for the three and six months ended June 30, 2012 (“Form 10-Q”) filed by usell.com, Inc. (the “Company”), management of the Company, after discussions with the Company’s independent registered public accounting firm and the Staff of the SEC, concluded that the previously-issued consolidated financial statements for the three and six months ended June 30, 2012 contained in the Company’s Form 10-Q (the “Financial Statements”) should no longer be relied upon based on the restatement described below.

The discussions with the Staff of the SEC related to a grant of 2,500,000 fully vested shares of common stock to the Company’s then Co-Chairman that was recorded as a prepaid expense on the Company’s balance sheet which was being amortized over a one-year period for services to be provided to the Company. The Company believed that even though the shares were vested, the services were not yet provided and should be capitalized and amortized over the one year service term.

Following discussions with the Staff of the SEC, the Company’s management recommended to the Company’s Audit Committee that the Company restate the previously issued Financial Statements to remove the prepaid asset and expense the full amount of the vested stock grant as of June 20, 2012. The Audit Committee approved the restatement on November 6, 2012.

The resulting effect of the restatement in the second quarter is: (1) a decrease in prepaid expenses and other current assets of $459,375, (2) an increase of $459,375 in general and administrative expenses, (3) an increase of $459,375 in net loss (increase of $0.04 and $0.05 loss per share for the three and six months ended June 30, 2012, respectively), and (4) an increase in total stockholders’ deficit of $459,375. There was also an increase in stock based compensation expense on the statement of cash flow of $459,375 and a corresponding increase in net loss resulting in no net change of cash used in operating activities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USELL.COM, INC.

Date: November 13, 2012	By:	/s/ Daniel Brauser
	Name: Title:	Daniel Brauser President